Exhibit 99.1

Plymouth Industrial REIT, Inc.
First Quarter 2020 Earnings
May 8, 2020 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS Tripp Sullivan - IR Jeff Witherell - Chairman and CEO Pen White - President and Chief Investment Officer Dan Wright - EVP and CFO Jim Connolly - EVP of Asset Management

PRESENTATION

Operator

Good day and welcome to the Plymouth Industrial REIT First Quarter 2020 Earnings Call. Today, all participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the * key followed by 0. Please note this event is being recorded.

At this time I would like to turn the conference over to Tripp Sullivan of Investor Relations. Please proceed.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company's results for the first quarter of 2020. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through Mary15, 2020. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, May 8, 2020 and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results to differ materially from our current expectations.

Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC. We also will discuss certain non-GAAP measures, including, but not limited to, FFO, AFFO and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thank you, Tripp. Thanks, everyone, for joining us today. Please bear with us as we are conducting this call in separate locations virtually, so let's hope it goes well. Our thoughts and prayers are with those both directly and indirectly impacted by this crisis.

I've heard it described already a few times, but this really was a tale of two quarters. January, February, and into the first few weeks of March, we were on track to present an outstanding quarter results. We had sourced and completed new acquisitions in our target markets, all backed by strong fundamentals and strong yields. We secured new leases and renewals that resulted in double digit cash rent increases. We had success on vacant space and strong same store NOI as well. We also had a jump on our 2020 lease expirations. We improved the balance sheet with disciplined access to debt and equity and capital markets. And we protected our culture with an emphasis on recruiting and training our people to deliver outstanding service to our tenants. The end result had us right on track with our full year expectations and prior guidance.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

Since mid-March, our primary focus has pivoted to the health and safety of our team, our customers and on preserving liquidity. As real estate operators, we are highly focused on the day-to-day operational priorities. That focus has intensified over the last several weeks, and I'm proud of how our people have responded. You'll hear more about some specific results in a moment from the rest of the team.

First, I want to touch on some of these areas. Our asset and property management people kept up a strong pace of leasing through the quarter and we have even completed some leases as recently as last week. We are now up to 75% of our initial 2020 expirations taken care of with double digit rent increases. This group, along with our finance team, has done a great job of working through our rent collections as well.

One of the primary topics of this quarter has been rent collections, and our experience in March and the first quarter was consistent with past quarters. We collected a total of 99% of our rent, which included recurring monthly billings in the quarter. March's collection rate alone was 99%. For April, we've collected 93% of our scheduled rent and expect to receive the majority of the uncollected balance as our tenants recover.

With a number of the applicants [ph] we've completed over the last several years, we've inherited a range of different payment dates. Our standard leases are for the first of the month, but there is some due at all times during the month and many of our tenants that are GSA or government related pay in arrears.

For May, the analysis is a little trickier. We're only six business days into the quarter and the first day was a Friday. That usually means more of the first of the month rents show up the following week. For the first five or six days of the month compared with April, we don't see any material difference in trends, but I will place a strong disclaimer here that it is way too early to call this a definite trend. We are watching May very closely and June as well for any indications of deviation from that norm.

Our acquisition activity was in line with what we anticipated with the completion of one transaction on March 1st that brought us to our full year guidance number of $88 million. We obviously had more planned for later in the year. And as Pen will describe in a moment, we paused a number of LOIs in March. We are currently taking a fresh look at the range of investment opportunities that are going to be available.

We took some initial steps to improve our balance sheet as well with the initiation of a new ATM offering in late February. We were active through that program into early March, selling 44,000 shares and bringing us to $10.8 million in net proceeds raised during the quarter. We have not utilized the program since.

We took preemptive steps to preserve our liquidity as well by drawing on our credit facility in term loan to the quarter. Additionally, we put a pause on non-essential capital expenditures and we're taking a hard look at all capital expenditures through the end of the year.

Due to the lack of visibility created by the ongoing impact and disruptions from COVID-19 we believe it is prudent to withdraw our full year guidance for 2020. While our rent collections have been strong to date, and we continue to renew expiring leases and lease up space, we're not going to pretend that we have a crystal ball clear enough to accurately predict beyond the near term.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

Concurrent with the release of our first quarter numbers this morning we have announced that our board anticipates that it will revise our common stock dividend policy to bring it more in line with that of our peers. Although our first quarter FFO and AFFO numbers were indicative of the full year results we were guiding to, which would provide coverage ratios of 70% and 80% respectively, we view this decision favorably, particularly in light of the sustained dislocation in the implied public market valuation of our portfolio. The decision to right size the dividend provides us the flexibility to grow the company over the long term while being responsive to recent dynamics in the capital markets. Commencing with the second quarter dividend that is expected to be cleared in mid-June, the board anticipates adjusting the quarterly dividend to $0.20 per diluted share on an annualized rate of $0.80 per diluted share. There can be no assurance as to the timing, amount or declaration of future dividends.

Our team has been heavily engaged throughout the crisis, and our board has as well. They all have a tremendous amount of real estate experience and have seen many real estate cycles come and go. We all share in common is to ensure Plymouth takes the right steps to benefit from what we believe is another golden age of industrial investing on the horizon.

Let me explain. While there is much to overcome in the interim and the timing of when the economy stabilizes and begins to grow, and again, it's beyond our ability to predict, we have a very strong conviction in the number of themes that provide competitive advantage to Plymouth. We believe that this pandemic, beyond the negative public health implications has accelerated the three themes that I've shared on previous calls. One is the protection of intellectual property. Two, the protection of the supply chain. And three, reduction of the environmental impact of global shipping.

With the uncertainty in recent weeks caused by our country's reliance on a far flung supply chain, there is much talk of on-shoring and or near shoring. I continue to highlight these themes because I think they get lost somewhat behind the elephant in the room, which is of course ecommerce and the dislocation in retail. That phenomenon is real, it is accelerating and we are actively participating in that structural change. The location of our properties are in markets that are historically associated with access to large concentrations of skilled blue collar labor pools, reasonable cost of living, and major distribution networks should provide us the ability to benefit from all of these drivers.

In closing, I'd like to emphasize that the next few months will require our continued concentration on each of our buildings and tenants. But that over the next three to five years, we think that there will be significant opportunity for Plymouth to participate in another strong period of industrial investment.

With that, I'll turn it over to Pen to walk us through the acquisitions.

Pen White

Thanks, Jeff and good morning, everybody. I'd like to briefly touch on the acquisitions we've completed, our thoughts on the current pricing for new deals and how we are approaching the future in this new environment we're encountering.

As Jeff mentioned earlier, we were executing well on our acquisitions during the quarter. Our pipeline of new opportunities was robust and the fundamentals and our targeted markets were strong. As of late February, when we held our Q4 call, we had completed $78 million of acquisitions and our full year outlook assumed at least another $10 million to invest by the end of the first quarter, which we accomplished via a $10.1 million acquisition in Peachtree City, a suburb of Atlanta. As you'll see in the transaction summary in our supplemental, this brought us to $88.1 million for the quarter at a weighted average initial yield of 8.0%.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

We had a number of additional properties under letter of intent in our targeted markets as well as multiple joint venture opportunities we were pursuing. As you might expect, in mid-March, however, we pressed the pause button on most of these opportunities. We are actively monitoring all the deals we have underwritten to date, as well as others in our pipeline. While it is a little early to predict how the current environment will impact pricing over the long term, I can share some anecdotal evidence that we've seen over the last few weeks and how we think about the overall market going forward, both short term and long term.

Firstly, our strategy over the last five years or so, to acquire properties in markets generally in the center of the country, whose tenants manufacturer, assemble and distribute domestically, source raw materials domestically and generally are less reliant on overseas supply chains has held up well. We will continue to focus our acquisition activities close to highly populated areas, especially where there is an abundance of skilled blue collar workers. Over the long term, we anticipate strong rental growth, stable occupancies and steady tenant demand driven by the resurgence and resilience of Americans small and medium sized businesses, growth in ecommerce and unlimited supply with strong and increasing logistics demand.

Secondly, the coronavirus health emergency has placed a greater emphasis on logistics, warehouse and distribution centers to meet the needs of millions of Americans under stay at home orders and their daily needs will likely be altered by this experience post coronavirus. This will require supply chains to be reworked to accommodate a surge in online orders for not just books and electronics, but also groceries leisure, entertainment, home fitness, home improvement products and alike. Further, the market is already seeing signs of de-globalization and that means more demand for domestic warehouses and logistics facilities.

We already got a hint of this when the US-China trade war hindered the movement of goods to and from China. The coronavirus shutdown exacerbated this phenomenon. Consider that pre-coronavirus, the US pharmaceutical supply chain had over 90% of its antibiotics come from China. That will change. Going forward, corporate America will likely focus on ensuring that the manufacturing, assembling, and distribution of goods and products, pharmaceuticals and others will be satisfied via a domestic supply chain.

We believe Plymouth has benefited from these dynamics and will continue to do so. More specifically, we plan to increase our focus in an increasingly important segment of the industrial sector. As logistics trends continue to drive the need for last mile properties to pursue opportunities in middle market industrial properties and infill locations near major urban areas, the demand for light industrial remains strong and will likely get stronger as national and regional businesses and last mile logistics models drive the need for well-located, small to midsized industrial properties. Further, there’s a limited supply and new construction represents less than 2% of the national inventory and virtually no new supply in infill industrial product. Therefore, we see a solid opportunity in this segment that should ultimately achieve higher occupancy levels and drive strong rental growth. Furthermore, the market is still highly fragmented with limited institutional competition resulting we believe in significant buying opportunities.

Well that’s long-term for us. In the short term we've seen some pricing dislocations in selected deals as seller expectations have changed a bit since the buyer pool has temporarily shrunk. But, investor demand remains robust and there is still a fair amount of capital earmarked for industrial assets from both private and institutional investor types, so our pipeline remains robust and we're keeping a close eye on opportunities in all of our markets as well as looking at favorable entry points into new markets.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

Hopefully sharing some of our go-forward approach will give you a sense of how bullish we are on the industrial sector long-term. I agree with Jeff's earlier sentiments that once the economy reopens and stabilizes, we could be entering a new period for the industrial sector that rivals the last five plus years we've experienced. For right now we are focused on preserving our liquidity for what we believe will be even better opportunities to come.

I'll now turn it over to Jim to walk through the leasing activity and portfolio operations.

Jim Connolly

Good morning. We have continued our leasing momentum established last year and have already addressed 75% of our leases that were due to expire in 2020. During the first quarter, 23 leases commenced totaling 426,000 square feet of lease space. Of this amount, 392,000 square feet was related to leases six months or longer and that leased space was comprised of 105,000 square feet of renewal leases and 287,000 square feet of new leases. Significant leases included a 10-year 164,000 square foot new lease with Kruger Plastics in South Bend and a 5-year 59,000 square foot extension and expansion with Vestcom in Columbus. Overall we had a 19.6% increase in rental rates on a cash basis over prior leases with a duration over six months.

Portfolio wide occupancy at March 31st was 96.3%, down 30 basis points from Q4, mainly due to an early termination of 75,000 square feet with Burndy at our 440 South McLean location in Chicago. The tenant was a known move out in February 2021, but paid us a termination fee for the balance of the year to be able to move out by quarter end. Occupancy has lowered to 95.3% during April due to two known move outs, Royal Chemical in Cleveland for 56,000 square feet and Colony Displays in Chicago for 118,000 square feet.

We have had no vacancies related to COVID 19 and don't expect much of an impact due to our strong tenant base, which has expressed that they intend to continue their business plans in our facilities going forward. The majority of our remaining 2020 scheduled expirations, which only represent 2.4% of our space, are expected to renew. The fact that we've collected 93% of our rents to date for April and didn't have to apply any security deposits for those payments shows we've been able to work with our tenants thus far.

Turning to our leasing activity for all of 2020 expirations and beyond, I will remind you that we had 2.8 million square feet initially scheduled to expire in 2020 or approximately 14% of our total portfolio. Prior to year-end 2019, we have already addressed 1.4 million square feet with new or renewal leases. To date in 2020, we have brought that running total up to 2 million square feet with renewal or new leases or 75% of the initial 2020 expirations. In addition, we have leased out 100,000 square feet of previously vacant space.

That leasing continues to be in the range of double-digit increases in cash rent. Significant lease signings during Q1 include a six year 250,000 square foot renewal with Superior Mailing at the 6571 Sayre Avenue building in Chicago and a four year 70,000 square foot renewal at the 3635 Knight Road building in Memphis.

We have also renewed 300,000 square feet that was expiring after 2020, including a 200,000 square foot renewal for six years that was signed as recently as last week. Discussions with tenants regarding upcoming renewals pause briefly at the end of March, but activity has picked up again. The only foreseeable impact from COVID-19 thus far has been a slight increase in the time for back filling vacancies due to reduced showings during March and April. Industry-wide, new construction starts are expected to decrease, which will help existing industrial space longer-term, both from an occupancy and rental rate perspective. This effect will also help offset any potential rental rate reductions that may occur short term due to COVID-19.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

At this point I'll turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Jim. Our first quarter results were tracking right in line with our full year outlook. Our operating metrics were once again up on a year-over-year and sequential basis with contributions from new acquisitions, strong same-store NOI growth, leasing spreads and NOI and occupancy. I'll focus my remarks this morning on a few highlights and a walk through our balance sheet.

A few items of note that I would like to emphasize, significant year-over-year acquisition activity drove revenues NOI, EBITDA, FFO and AFFO. We had a full quarter contribution from the $101 million in acquisitions completed during the fourth quarter. And for the first quarter, we received approximately 63% of the benefit from the $88 million of acquisitions completed during the quarter. FFO and AFFO available per share and unit holder were ahead of expectations at $0.53 and $0.45 respectively.

For the quarter, same-store NOI, excluding lease terminations increased year-over-year on a GAAP basis by 6.8% and by 7.5% on a cash basis. On a sequential basis, we were up 2.1% and 2.8% respectively. The lease termination we received this quarter for a one-time revenue receipt of approximately $300,000 for 440 South McLean that Jim referenced earlier, that was partially offset by the application of FASB 842 for accounts that were evaluated and determined to be below probability for full receipt and, therefore, under such guidance of 842 the rent revenue is recorded as received. This amounted to approximately $250,000 for the quarter.

G&A in the first quarter was in line with our previous guidance and includes approximately $349,000 of non-cash expense representing amortization of stock compensation that is an adjustment to AFFO.

During the quarter, we’ve raised approximately $10.8 million in net proceeds from our ATM issuing 550,000 shares through the initial ATM and 44,000 shares from our newly ATM put in place during the quarter. We have not utilized the program since mid-March.

Regarding our balance sheet, at quarter end we had 64% of our debt in place with fixed interest rates at approximately 4.15% for the next two to eight years. The other 36% represents borrowings outstanding on our credit facility and a subsequent term loan we put in place in January.

At quarter end our leverage was 50.9% on a gross asset value and our total debt to annualized first quarter EBITDA RE was 8.5 times compared to 48.3% and 8.1 times respectively at year end. We have expected that our leverage would settle in the mid 50% range overtime barring any capital markets activity.

The increase from Q4 reflects the timing of the acquisitions completed during the quarter and our decision to draw down our full availability on a credit facility and $81 million of a new $100 million term loan from KeyBank. As of May 7th, we had approximately $25.1 million in cash, excluding operating escrows for real estate taxes and insurance of approximately $8 million. We have no material debt maturities until 2023, with the exception of the new term loan with KeyBank that matures in October of this year.

Recall that we put this in place in lieu of exercising the accordion option on our credit facility. The equity secured term loan was a more flexible option and it was purposely short in order to wrap in this loan with a new expanded credit facility that we expected to enter into later in the year. We have been in regular discussions with KeyBank about this loan and we believe that we will be concluded before maturity. In the absolute worst case, we could reverse course and replace it with the accordion feature on a credit facility, which matures in over three years.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

In closing, I would like to reiterate our strong first quarter results that the company has taken steps to address the uncertainty and potential needs of the company as a result of the current challenges presented by COVID-19. We have a solid liquidity base with working capital on hand to respond to the potential fluctuations that may occur as our tenants work through this as well. Our asset management team is working diligently to protect our assets and to work with our tenants to mutually beneficial outcomes.

Lastly, I want to recognize the effort and dedication of the finance and accounting team that are the underpinnings of the information presented in our financial statements and the related filings, including this call. They stepped up and met the timelines for filing in spite of the unfamiliar environment of a virtual office.

I'll be happy to answer any questions on this commentary in the Q&A. Operator, we are now ready to take questions. Thank you.

Question-and-Answer Session

Operator

We will now begin the question and answer session. To ask a question, you may press * then 1 on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press * then 2. At this time we will pause momentarily to assemble our roster.

Today's first question comes from Henry Coffey with Wedbush. Please proceed.

Henry Coffey

Good morning and thank you for taking my question. I know you kind of stepped away from guidance, but how much negative pressure are we seeing with rent delays which seemed to be small. They're there, but they're small; additional requests for deferrals. The whole equation, how much negative pressure is there really on the business or is the cutting the dividend more just a question of you wanting to right size the yield and retain more capital and liquidity for growth.

Jeff Witherell

Hi, Henry. Thanks for the question. It's kind of a big question. I could talk for an hour on that question. But I think you're heading towards the dividend which is important.

First off, as you know, a couple of things I wanted to say. One, we value the dividend. I think I've said that at a bunch on calls and what have you that we think is an important part of being a REIT. Secondly, our board I think collectively, our independent members have over 100 years of REIT experience, not just real estate experience, but REIT experience, so we’ve seen a lot of this and we've got a lot of good guidance coming from several places.

So, hypothetically, we could go back and say if the pandemic didn't happen, and we had raised some additional equity, rightsizing our dividend would have been probably a harder decision, quite frankly. Our payout ratios, as I referenced before, FFO to AFFO was 70% to 80%. It's a pretty good payout ratio, and they’re on their way of coming down.

So we've had a lot of discussions with our board. We've had advice comes in from obviously institutional investors over the years that if we right size our dividend, we can use that cash to pay down debt, maintain the liquidity. So, the pandemic did bring it on, but it really wasn't because of pressure from rents. I think the information we've provided so far shows that. So, there's certainly pressure everywhere.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

And then anecdotally I'll just go off on a tangent here for a minute, like I usually do. Initially when this started, we had Fortune 500 companies have their real estate departments pretty much go out to every landlord and say we're not paying rent. And then we pushed back and say, but these are mission critical locations. We know you're in there using them, there’s 12 vans parked out front, and then the rent comes in. So we actually think right now the pressure has been alleviated a little bit, so we feel pretty good. Hopefully that answers your question.

Henry Coffey

So there's a lot of testing by your tenants and then a little discussion and some negotiation and back to business.

The other issue is, what are your thoughts, maybe not today but on increasing the investments in your existing properties? Are there other advantages, maybe you don't have to go to full lease certification, but are there advantages either to your tenant or to you or to your rent rate from upping the investment in the existing properties instead of focusing all your capital on expansion?

Jeff Witherell

Yes, I think that is a fair statement. But I will say that our CapEx is driven through Jim and his team and it's driven right down to the property level. It’s live time. We don't use generalizations. Generalizations are there for a reason in the sense that if you look out across the portfolio over time, you can put a percentage towards it. But again, our point is that in our portfolio it's live time. We account for everything. And our CapEx plan is really solid, especially coming in from last year into this year. We like to give away the secret sauce, but a lot of times your CapEx can be rolled into tenant renewals and things like that, so there's a benefit at that time to do some added CapEx and get the benefit of a lease renewal.

Henry Coffey

Great. Thank you very much.

Jeff Witherell

Thanks, Henry.

Operator

The next question comes from Alexander Goldfarb with Sandler O'Neill. Please proceed

Alexander Goldfarb

Hey, good morning. And now Piper Sandler. Good morning to everyone. So just a few questions from us. Continuing Henry's question on the dividends, you guys are, first and foremost, an acquisition vehicle, obviously you delivered great results this quarter, clearly a need for distribution. Curious where you stand on the taxable income, because I think previously you actually weren't required to pay a dividend because you were a new company, you didn't have any taxable income. So given you guys are really acquisitions, was there any thought to curtailing, suspending the dividend entirely and devoting that capital to continue to acquire the assets that you've been able to source?

Jeff Witherell

Certainly, that was part of the decision. But so what that equates to is about $11 million, $11.5 million a year where we put the dividend at $0.80 anticipated. So again, it's $11 million. It's not all the money in the world. So how many deals can we really buy? So I think if we were $4 billion market cap, you could really probably maybe move the needle. And then I'll let Dan answer the taxable. Dan, you have some insight on that?

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

Dan Wright

Yes. Alex, you're right. Given the carryover, looking at our pro forma taxable income for the current year, we would be fully distributed virtually as through the dividend that was just paid. At the same time, obviously there was discussions and rationale to target something closer to the $0.80, if that made sense, and being able to continue to retain liquidity going forward and have additional cash available by that reduction.

Alexander Goldfarb

Okay. And then the second question is, we noticed in the release you guys talked about $25 million of cash. You also said that you're fully drawn on the term loan and the line of credit. So you have anything else that you can source capital internally?

Clearly, you guys have done a great job at simplifying the balance sheet, eliminating some of the original JVs, and I think that's been great. Are there other things that you can do to source cash internally or your view is, if the stock remains where it is, then we should expect obviously, you guys wouldn't be acquiring right now, you would just wait for the stock to recover before resuming acquisitions. So basically trying to understand are acquisitions fully on pause now or are you guys contemplating other capital sources to try and continue the acquisition pace?

Jeff Witherell

Hey, Alex. As we've mentioned on previous calls, we have a large pipeline, if you will, of deals as Pen mentioned. And some of those deals fit the REIT, some don't, but we're active in the markets. As you know, we have boots on the ground, so we certainly can do value add in the sense of putting on new roofs. I think you saw that with The Peer One building, we transformed that building from B- to probably A-. So we certainly have that capability. And we're in discussions all the time with potential JV partners. So again, we're going to selectively choose to do something like that when it's the right time and it is the right deal, but we have access to a lot of capital from that perspective.

But from our point, yes, everything's on pause as we sit here right now. We see some great deals, but we're going to focus on current operations. We're going to maintain a robust pipeline. I have a call this afternoon for a potential up REIT, so don't forget the OP units. That's a big source of capital for us at some point at the right price.

Alexander Goldfarb

Thanks. Okay. Great. Thank you, Jeff.

Jeff Witherell

Thank you, Alex.

Operator

The next question comes from Craig Mailman with KeyBank Capital Markets. Please proceed.

Craig Mailman

Hey, guys. Jeff, maybe just follow up on that last point about the up REIT. Given where the stock is trading here, how accretive is that to use that source of capital here? It's still an equity raise, right? It's just OP units. So just the decision there to essentially issue equity at these levels. Are the yields kind of high enough on the acquisition to justify it?

Jeff Witherell

They could be. This is initial. So what I was alluding to was that we have OP units. So even if the stock is at the right price and we can’t tap the capital markets, we have OP units and we have a significant amount of them that we could use.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

What you have to focus in when you do an up REIT transaction is that you have to look at what the sellers' motivation is. They're trying to avoid taxes that can be substantial; 30% tax rate or whatever it might be. In the past, our OP unit transactions, and Pen can correct me if I'm wrong on this, some of those sellers were facing a $2.5 million to $3 million tax bill that they got OP units for. So it's not always dollar the dollar. You have to put it into the equation. It's not complicated, but it's not just we're issuing at $13. It could make sense, for instance, a [indiscernible] OP unit is at $15 depending on what the seller was looking for.

So we will be disciplined when we do it. We understand the dilution for shareholders. Everybody in the company is a shareholder, so we don't like dilution as much as the next person. But these are ongoing conversations, these are sellers that reached out to us that are interested in OP unit transaction. We'll see where it goes.

Craig Mailman

That make sense. So then just turning back to April collections. So on the 7% that hasn't come in the door yet, I know you said a portion of that could be timing related. It sounds like you guys at least wrote off some rent in 1Q. I don't know if that was really to April or just collections you didn't get in March. But could you just talk about do you have deferral agreements on the balance there? Kind of what's the conversation, like what tenants just haven't paid? Are they just going radio silent or are you in conversations with them?

Jeff Witherell

Right, so a couple of questions there. Dan's going to address quickly the write off or the allowance of bad debt. I'll let Jimmy get into the nuances of the conversations. But a couple of points I want to make sure that they don't miss is we have not entered into any deferral agreements as we sit here today. We don’t anticipate offering any free rent as well. I think that’s been consistent with our peer groups and our tenants are taking advantage of the PPP program and the other Main Street lending program I think some of them will benefit from that as well. So that’s where we are today.

And Jim - I'm going to put him on the spot here, Craig, because he's been leading the charge and he's been talking to multiple tenants every day, seven days a week. So Jim, why don't you just give him a little color, if you could.

Jim Connolly

Sure. The most important thing that we've done to date is communicate with our tenants. Right when this started, we sent out a communication that if they had any concerns or issues to give us a call, so we've been receiving a lot of calls. At the beginning, a lot of tenants called looking for deferments or abatements and wanted to know what our plan was. And we told them, well, this thing's just starting and you have no idea how your business is going to be impacted and let's see where this goes.

Most of them weren't as impacted as they thought or they were testing the waters and they paid their rent and they're going to continue to pay their rent. There are some that are having difficulties and we've been flexible. We told them if you can't pay at the beginning of the month, wait until your stimulus money comes in or wait until your receivable comes in and pay us. And they've appreciated that and they have made the payments. And they've made multiple month payments, once their money did come in. So I think most of it has been positive. Obviously, we're not at 100% rent collected, so there may be some deferral agreements established with some tenants, but we don't expect a lot of those.

Craig Mailman

Right. But are you in conversation with everyone or people just kind of gone radio silent? How are you guys treating those tenants?

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

Jim Connolly

Anybody who's gone radio silent and hasn't paid has gotten phone calls and letters and we've spoken with them. Most of our large tenants, we contact them on a regular basis anyway and we've sent communication out about how the buildings are still going to be maintained and we're there for them and work with us. So we're pretty much in contact with everybody.

Craig Mailman

Okay. Then, I know it's a little early here to declare a pattern here on May, but just where are you in May versus where you were in April at this time?

Jim Connolly

I don't remember the exact amount in April at this date, but certainly we’re not behind in May. We're sitting over 70% right now and I think that's a pretty good number. And a lot of our rents comes in at the middle of the month.

Craig Mailman

Okay. That's helpful. Then just turning topics here. Pen, you had mentioned you're seeing some selective dislocation. Could you just kind of give us a sense of how much you think pricing has moved on those deals? And is there anything unique about them that you'd say that that's not kind of indicative of where the market's actually going to go, or do you think that it's trending to be more in line with where those are potentially pricing?

Pen White

I think what we're seeing on the ground, and I think we view this as somewhat of a short term phenomenon, but deals that we have been working on up through mid-March and afterwards we're still monitoring. We're seeing some pricing dislocation, and it kind of varies from deal to deal, not to generalize, but some we've seen 4% or 5%, some are 10% to 15% decrease. That obviously it has to do with sellers readjusting their expectations or it might be that has some type of outer forces at play or different reasons to sell, they must sell or whatever their incentives are to sell might also drive some of the pricing dislocation.

But I do think we want to be in a position to obviously take advantage of some of these situations, and I think that this type of seeing, if you will, that we're encountering right now will be short term. I think there's still a fair amount of capital on the sidelines both from private and public institutions that have earmarked the industrial asset class specifically as a class that they want to be invested in over the long term. So like I said, not to repeat myself, I think this pricing dislocation is going to be kind of a short term phenomenon. Over the long haul, we have plenty of what I would call green arrows that are pointing in the right direction for the overall asset class.

Craig Mailman

That’s fair. I guess high level, though, the spread between A's and B's has kind of narrowed the cycle. I know the debt markets are functioning okay today, but obviously spreads have gapped out a little bit, do you think that that spread could widen even just in a more normalized environment as kind of people want to a higher risk premium for B's versus A's even with that capital could be a flight to quality or whatever the case may be?

Pen White

I hate to be vague with kind of a yes and no answer. I think, yes, there are some investors that want to view this as maybe a flight to quality, although I haven't seen a tremendous amount of movement in the class A space. But this time today, just as we saw in 2008/2009 the spreads widen a little bit there. I think a lot of investors look at the fact that some of these Class B assets, their pricing might be a little bit more flexible, so these types of investors might be searching for more yield per se anyway, more yield than they can probably achieve in a Class B type of an investment as opposed to a class A, if that makes sense.

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern

Craig Mailman

No, it's helpful. Thank you.

Pen White

Sure.

Operator

As a final reminder, it is *1 to ask a question. Our next question comes from Gaurav Mehta from National Securities. Please proceed.

Gaurav Mehta

Thanks. Good morning. So, going back to your comments on the rent collections, I was wondering if you have any color on 90% of people that pay rent in April, what percentage of people paid the rent themselves and what percentage of the people you have to work at or make them pay the rent?

Jim Connolly

That's a complicated question because a lot of people call just to see, they didn't really know how their businesses were going to be impacted, so they thought they weren't going to be able to pay rents and they paid them. Whether we made them pay them or not is a question, but I would say most of them would have paid on their own. I think we just reminded them that their money keeps the buildings in great shape and helps us operate their businesses, the facilities and obviously their business is long term. So, we certainly worked with them. I can't give a percentage number on that.

Gaurav Mehta

Okay. And I guess by regions or by markets, have you guys seen any patterns as to where your tenants are struggling more than others?

Jim Connolly

No, it's been in several different locations. But it hasn't been a large percentage of the tenants, but it's been in different areas.

Gaurav Mehta

I guess lastly, just to clarify, did you guys say April occupancy was 95%?

Jim Connolly

Correct.

Gaurav Mehta

Okay. All right. Thank you.

Operator

At this time, we are showing no further questionnaires in the queue and this ends our question-and-answer session. I would now like to turn the conference back over to Jeff Witherell for any closing remarks.

Jeff Witherell

Yes, thank you. Thanks, everyone, for joining us this morning. As always, we are available for follow up questions. Send emails out as we are all in various locations. Thanks again.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect

Plymouth Industrial REIT, Inc.

May 8, 2020 at 9:00 a.m. Eastern